American Assets Trust, Inc. Reports Third Quarter 2024 Financial Results

Net income available to common stockholders of $16.7 million and $47.8 million for the three and nine months ended September 30, 2024, respectively, or $0.28 and $0.79 per diluted share, respectively.
Funds from Operations ("FFO") per diluted share increased 20% and 10% year-over-year for the three and nine months ended September 30, 2024, respectively, to $0.71 and $2.03 per diluted share, respectively.
Increased 2024 FFO per diluted share guidance to a range of $2.51 to $2.55 with a midpoint of $2.53, a 1% increase over prior guidance.

SAN DIEGO, California - 10/29/2024 - American Assets Trust, Inc. (NYSE: AAT) (the “company”) today reported financial results for its third quarter ended September 30, 2024.

Third Quarter Highlights
•Net income available to common stockholders of $16.7 million and $47.8 million for the three and nine months ended September 30, 2024, respectively, or $0.28 and $0.79 per diluted share, respectively.
•FFO increased 20% and 10% year-over-year to $0.71 and $2.03 per diluted share for the three and nine months ended September 30, 2024, respectively, compared to the same periods in 2023.
•Same-store cash Net Operating Income ("NOI") increased 15.8% and 6.6% year-over-year for the three and nine months ended September 30, 2024, respectively, compared to the same periods in 2023.
•Increased 2024 FFO per diluted share guidance to a range of $2.51 to $2.55 with a midpoint of $2.53, a 1% increase over the prior 2024 guidance midpoint of $2.51.
•Leased approximately 58,000 comparable office square feet at an average straight-line basis and cash-basis contractual rent increase of 16% and 8%, respectively, during the third quarter.
•Leased approximately 125,000 comparable retail square feet at an average straight-line basis and cash-basis contractual rent increase of 19% and 4%, respectively, during the third quarter.
•Closed a public bond offering of $525 million in principal amount of 6.15% senior notes due 2034, with a portion of the proceeds used to repay amounts outstanding on our unsecured revolving line of credit under the company's third amended and restated credit facility and the remainder intended to be used to repay certain upcoming debt maturities and for working capital and general corporate purposes.

Financial Results

(Unaudited, amounts in thousands, except per share data)	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Net income attributable to American Assets Trust, Inc. stockholders	$16,657	$11,778	$47,821	$39,897
Basic and diluted income attributable to common stockholders per share	$0.28	$0.20	$0.79	$0.66
FFO attributable to common stock and common units	$54,655	$44,817	$155,416	$140,231
FFO per diluted share and unit	$0.71	$0.59	$2.03	$1.84
Net income attributable to common stockholders increased $7.9 million for the nine months ended September 30, 2024 compared to the same period in 2023, primarily due to (i) a $10 million settlement payment received during the first quarter relating to building specifications for one of the existing buildings at our office project in University Town Center (San Diego), (ii) an $11 million increase in termination fees received at our Torrey Reserve Campus, (iii) a $2.3 million net increase in our multifamily segment primarily due to an overall increase in average monthly base rent and an increase in occupancy, (iv) a $2.0 million increase in interest and investment income attributed to higher yield on our average cash balance during the period and (v) a $1.0 million net increase in our retail segment due to new tenant leases signed, scheduled rent increases and an increase in cost recoveries. These increases were offset by (i) a $6.3 million net settlement payment received on January 3, 2023 related to certain building systems at our Hassalo on Eighth property, (ii) a $7.7 million net decrease in our office segment due to acceleration of assets related to a tenant vacating their space early at our Torrey Reserve Campus and lower occupancy and reduced annualized base rents within our Lloyd Portfolio, and (iii) higher net interest expense of approximately $2.4 million primarily due to the $525 million in principal amount of 6.15% senior notes due 2034 and the $100 million draw on our unsecured revolving line of credit, which was subsequently repaid with proceeds from the bond offering.

FFO increased $9.8 million for the three months ended September 30, 2024 compared to the same period in 2023, primarily due to a lease termination fee received at Torrey Reserve Campus, an increase in our multifamily segment due to higher occupancy and average monthly base rent and an increase in other income due to interest and investment income attributed to higher yield on our average cash balance during the period. These increases were offset by a decrease in our office segment due to lower occupancy and an increase in our interest expense as described above.

FFO is a non-GAAP supplemental earnings measure which the company considers meaningful in measuring its operating performance. A reconciliation of net income to FFO is attached to this press release.

Leasing
The portfolio leased status as of the end of the indicated quarter was as follows:

	September 30, 2024	June 30, 2024	September 30, 2023
Total Portfolio
Office	87.0%	86.6%	86.8%
Retail	94.5%	94.5%	94.4%
Multifamily	90.3%	90.0%	89.5%
Mixed-Use:
Retail	96.3%	95.7%	95.1%
Hotel	86.7%	88.1%	85.3%

Same-Store Portfolio
Office (1)	89.2%	88.8%	89.0%
Retail	94.5%	94.5%	94.4%
Multifamily	90.3%	90.0%	89.5%
Mixed-Use:
Retail	96.3%	95.7%	95.1%
Hotel	86.7%	88.1%	85.3%
(1) Same-store office leased percentages exclude One Beach Street due to significant redevelopment activity and land held for development.
During the third quarter of 2024, the company signed 37 leases for approximately 239,200 square feet of office and retail space, as well as 559 multifamily apartment leases. Renewals accounted for 70% of the comparable office leases, 95% of the comparable retail leases, and 51% of the residential leases.

Office and Retail
The annualized base rent per leased square foot as of the end of the indicated quarter was as follows:

		4th Quarter 2023	1st Quarter 2024	2nd Quarter 2024	3rd Quarter 2024
Office	Weighted Average Portfolio	$56.27	$55.72	$55.48	$56.39
Retail	Weighted Average Portfolio	$26.44	$26.65	$26.85	$27.29

On a comparable basis (i.e., leases for which there was a former tenant) our office and retail leasing spreads as of the end of the indicated quarter are shown below:

		4th Quarter 2023	1st Quarter 2024	2nd Quarter 2024	3rd Quarter 2024
Office	Cash Basis % Change Over Prior Rent	22.4%	7.9%	5.2%	7.8%
	Straight-Line Basis % Change Over Prior Rent	30.1%	10.9%	14.5%	16.4%

Retail	Cash Basis % Change Over Prior Rent	6.8%	1.9%	5.8%	4.4%
	Straight-Line Basis % Change Over Prior Rent	12.8%	22.3%	34.4%	18.7%

On a comparable basis (i.e., leases for which there was a former tenant) during the third quarter of 2024 and trailing four quarters ended September 30, 2024, our office and retail leasing spreads are shown below:

		Number of Leases Signed	Comparable Leased Sq. Ft.	Average Cash Basis % Change Over Prior Rent	Average Cash Contractual Rent Per Sq. Ft.	Prior Average Cash Contractual Rent Per Sq. Ft.	Straight-Line Basis % Change Over Prior Rent
Office	Q3 2024	10	58,000	7.8%	$62.04	$57.53	16.4%
	Last 4 Quarters	41	214,000	8.6%	$56.60	$52.10	15.1%

Retail	Q3 2024	20	125,000	4.4%	$34.27	$32.81	18.7%
	Last 4 Quarters	80	401,000	4.6%	$36.44	$34.85	21.5%

Multifamily
The average monthly base rent per leased unit as of the end of the indicated quarter was as follows:

	4th Quarter 2023	1st Quarter 2024	2nd Quarter 2024	3rd Quarter 2024
Average Monthly Base Rent per Leased Unit	$2,619	$2,685	$2,711	$2,739

Same-Store Cash Net Operating Income
For the three and nine months ended September 30, 2024, same-store cash NOI increased 15.8% and 6.6%, respectively, compared to the three and nine months ended September 30, 2023. The same-store cash NOI by segment was as follows (in thousands):

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2024	2023	Change	2024	2023	Change
Cash Basis:
Office	$45,171	$35,405	27.6%	$114,415	$104,698	9.3%
Retail	19,892	18,596	7.0	56,256	54,402	3.4
Multifamily	8,292	7,957	4.2	27,045	25,450	6.3
Mixed-Use	6,309	6,808	(7.3)	18,375	18,173	1.1
Same-store Cash NOI (1)	$79,664	$68,766	15.8%	$216,091	$202,723	6.6%
(1) Same-store office portfolio excludes One Beach Street due to significant redevelopment activity and land held for development.

Same-Store Cash Net Operating Income - Excluding Construction in Progress Write-off
During the first quarter of 2024, the company wrote off $0.5 million in non-recurring costs incurred in prior periods relating to construction in progress for then-prospective construction within our retail segment. Excluding such non-recurring costs, same-store cash NOI increased 6.9% for the nine months ended September 30, 2024, and same-store cash NOI by segment was as follows (in thousands):

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2024	2023	Change	2024	2023	Change
Cash Basis
Office	$45,171	$35,405	27.6%	$114,415	$104,698	9.3%
Retail	19,892	18,596	7.0	56,779	54,402	4.4
Multifamily	8,292	7,957	4.2	27,045	25,450	6.3
Mixed-Use	6,309	6,808	(7.3)	18,375	18,173	1.1
Same-store Cash NOI - Excluding Construction in Progress Write-off	$79,664	$68,766	15.8%	$216,614	$202,723	6.9%

Office same-store cash NOI increased due to the lease termination fee received during the three months ended September 30, 2024 at our Torrey Reserve Campus. Excluding the one-time lease termination fee, office same-store cash NOI would be (3.7)% and (1.3)% for the three and nine months ended September 30, 2024, respectively.

Same-store cash NOI is a non-GAAP supplemental earnings measure which the company considers meaningful in measuring its operating performance. A reconciliation of same-store cash NOI to net income is attached to this press release.

Balance Sheet and Liquidity
At September 30, 2024, the company had gross real estate assets of $3.8 billion and liquidity of $933.0 million, comprised of cash and cash equivalents of $533.0 million and $400.0 million of availability on its line of credit. At September 30, 2024, the company had only 1 out of 31 assets encumbered by a mortgage.

On September 17, 2024, the company closed a public bond offering of $525 million in principal amount of 6.15% senior notes due 2034. On September 19, 2024, we repaid the $100 million outstanding on our unsecured revolving line of credit with the proceeds from the bond offering.

Dividends
The company declared dividends on its shares of common stock of $0.335 per share for the third quarter of 2024. The dividends were paid on September 19, 2024.

In addition, the company has declared a dividend on its common stock of $0.335 per share for the fourth quarter of 2024. The dividend will be paid in cash on December 19, 2024 to stockholders of record on December 5, 2024.

Guidance
The company increased its 2024 FFO per diluted share guidance to a range of $2.51 to $2.55 per share, an increase of 1% at midpoint from the prior 2024 FFO per diluted share guidance range of $2.48 to $2.54 per share.

Management will discuss the company's revised guidance in more detail during tomorrow's earnings call. Except as discussed during the call, the company's revised guidance excludes any impact from future acquisitions, dispositions, equity issuances or repurchases, debt financing or repayments. The foregoing estimates are forward-looking and reflect management's view of current and future market conditions, including certain assumptions with respect to leasing activity, rental rates, occupancy levels, interest rates, credit spreads and the amount and timing of acquisition and development activities. The company's actual results may differ materially from these estimates.

Conference Call
The company will hold a conference call to discuss the results for the third quarter of 2024 on Wednesday, October 30, 2024 at 8:00 a.m. Pacific Time (“PT”). To participate in the event by telephone, please dial 1-833-816-1162 and ask to join the American Assets Trust, Inc. conference call. A live on-demand audio webcast of the conference call will be available on the company's website at www.americanassetstrust.com. A replay of the call will also be available on the company's website.

Supplemental Information
Supplemental financial information regarding the company's third quarter 2024 results may be found on the "Financial Reporting" tab of the “Investors” page of the company's website at www.americanassetstrust.com. This supplemental information provides additional detail on items such as property occupancy, financial performance by property and debt maturity schedules.

Financial Information
American Assets Trust, Inc.
Consolidated Balance Sheets
(In Thousands, Except Share Data)

	September 30, 2024	December 31, 2023
Assets	(unaudited)
Real estate, at cost
Operating real estate	$3,564,563	$3,502,251
Construction in progress	205,692	239,030
Held for development	487	487
	3,770,742	3,741,768
Accumulated depreciation	(1,098,477)	(1,036,453)
Real estate, net	2,672,265	2,705,315
Cash and cash equivalents	533,004	82,888
Accounts receivable, net	8,809	7,624
Deferred rent receivables, net	89,772	89,210
Other assets, net	92,468	99,644
Total assets	$3,396,318	$2,984,681
Liabilities and equity
Liabilities:
Secured notes payable, net	$74,736	$74,669
Unsecured notes payable, net	2,034,843	1,614,958
Accounts payable and accrued expenses	74,067	61,312
Security deposits payable	9,111	8,880
Other liabilities and deferred credits, net	65,600	71,187
Total liabilities	2,258,357	1,831,006
Commitments and contingencies
Equity:
American Assets Trust, Inc. stockholders' equity
Common stock, $0.01 par value, 490,000,000 shares authorized, 60,901,583 and 60,895,786 shares issued and outstanding at September 30, 2024 and December 31, 2023, respectively	609	609
Additional paid-in capital	1,474,554	1,469,206
Accumulated dividends in excess of net income	(293,037)	(280,239)
Accumulated other comprehensive income	4,475	8,282
Total American Assets Trust, Inc. stockholders' equity	1,186,601	1,197,858
Noncontrolling interests	(48,640)	(44,183)
Total equity	1,137,961	1,153,675
Total liabilities and equity	$3,396,318	$2,984,681

American Assets Trust, Inc.
Unaudited Consolidated Statements of Operations
(In Thousands, Except Shares and Per Share Data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Revenue:
Rental income	$105,549	$105,494	$315,664	$312,105
Other property income	17,261	5,704	28,731	16,568
Total revenue	122,810	111,198	344,395	328,673
Expenses:
Rental expenses	31,361	29,912	90,707	86,128
Real estate taxes	11,044	11,399	33,133	34,117
General and administrative	9,068	8,880	26,647	26,488
Depreciation and amortization	33,529	29,868	94,757	89,592
Total operating expenses	85,002	80,059	245,244	236,325
Operating income	37,808	31,139	99,151	92,348
Interest expense, net	(18,229)	(16,325)	(50,773)	(48,422)
Other income, net	1,739	321	12,857	7,272
Net income	21,318	15,135	61,235	51,198
Net income attributable to restricted shares	(194)	(189)	(585)	(568)
Net income attributable to unitholders in the Operating Partnership	(4,467)	(3,168)	(12,829)	(10,733)
Net income attributable to American Assets Trust, Inc. stockholders	$16,657	$11,778	$47,821	$39,897

Net income per share
Basic income attributable to common stockholders per share	$0.28	$0.20	$0.79	$0.66
Weighted average shares of common stock outstanding - basic	60,320,269	60,150,681	60,314,377	60,147,189

Diluted income attributable to common stockholders per share	$0.28	$0.20	$0.79	$0.66
Weighted average shares of common stock outstanding - diluted	76,501,806	76,332,218	76,495,914	76,328,726

Dividends declared per common share	$0.335	$0.330	$1.005	$0.990

Reconciliation of Net Income to Funds From Operations
The company's FFO attributable to common stockholders and operating partnership unitholders and reconciliation to net income is as follows (in thousands except shares and per share data, unaudited):

	Three Months Ended	Nine Months Ended
	September 30, 2024	September 30, 2024
Funds From Operations (FFO)
Net income	$21,318	$61,235
Depreciation and amortization of real estate assets	33,529	94,757
FFO, as defined by NAREIT	$54,847	$155,992
Less: Nonforfeitable dividends on restricted stock awards	(192)	(576)
FFO attributable to common stock and units	$54,655	$155,416
FFO per diluted share/unit	$0.71	$2.03
Weighted average number of common shares and units, diluted	76,505,676	76,499,208

Reconciliation of Same-Store Cash NOI to Net Income
The company's reconciliation of Same-Store Cash NOI to Net Income is as follows (in thousands, unaudited):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
Same-store cash NOI - Excluding construction in progress write-off	$79,664	$68,766	$216,614	$202,723
Construction in progress write-off (1)	—	—	(523)	—
Same-store cash NOI (2)	79,664	68,766	216,091	$202,723
Non-same-store cash NOI	(596)	(339)	(1,288)	(834)
Tenant improvement reimbursements (3)	279	260	598	599
Cash NOI	$79,347	$68,687	$215,401	$202,488
Non-cash revenue and other operating expenses (4)	1,058	1,200	5,154	5,940
General and administrative	(9,068)	(8,880)	(26,647)	(26,488)
Depreciation and amortization	(33,529)	(29,868)	(94,757)	(89,592)
Interest expense, net	(18,229)	(16,325)	(50,773)	(48,422)
Other income, net	1,739	321	12,857	7,272
Net income	$21,318	$15,135	$61,235	$51,198

Number of properties included in same-store analysis	30	30	30	29

(1)    During the first quarter of 2024, the company wrote off $0.5 million in non-recurring costs incurred in prior periods relating to construction in progress for then-prospective construction within our retail segment.
(2)    Same-store office portfolio excludes One Beach Street due to significant redevelopment activity and land held for development.
(3)    Tenant improvement reimbursements are excluded from same-store cash NOI to provide a more accurate measure of operating performance.
(4)    Represents adjustments related to the straight-line rent income recognized during the period offset by cash received during the period and the provision for bad debts recorded for deferred rent receivable balances, the amortization of above (below) market rents, the amortization of lease incentives paid to tenants, the amortization of other lease intangibles, and straight-line rent expense for our lease of the Annex at The Landmark at One Market.

Reported results are preliminary and not final until the filing of the company's Form 10-Q with the Securities and Exchange Commission and, therefore, remain subject to adjustment.

Use of Non-GAAP Information
Funds from Operations
The company calculates FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts ("NAREIT"). FFO represents net income (computed in accordance with GAAP), excluding gains (or losses) from sales of depreciable operating property, impairment losses, real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures.

FFO is a supplemental non-GAAP financial measure. Management uses FFO as a supplemental performance measure because it believes that FFO is beneficial to investors as a starting point in measuring the company's operational performance. Specifically, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, which do not relate to or are not indicative of operating performance, FFO provides a performance measure that, when compared year-over-year, captures trends in occupancy rates, rental rates and operating costs. The company also believes that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare the company's operating performance with that of other REITs. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of the company's properties that result from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of the company's properties, all of which have real economic effects and could materially impact the company's results from operations, the utility of FFO as a measure of the company's performance is limited. In addition, other equity REITs may not calculate FFO in accordance with the NAREIT definition as the company does, and, accordingly, the company's FFO may not be comparable to such other REITs' FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of the company's performance. FFO should not be used as a measure of the company's liquidity, nor is it indicative of funds available to fund the company's cash needs, including the company's ability to pay dividends or service indebtedness. FFO also should not be used as a supplement to or substitute for cash flow from operating activities computed in accordance with GAAP.

Cash Net Operating Income
The company uses NOI internally to evaluate and compare the operating performance of the company's properties. The company believes cash NOI provides useful information to investors regarding the company's financial condition and results of operations because it reflects only those income and expense items that are incurred at the property level, and when compared across periods, can be used to determine trends in earnings of the company's properties as this measure is not affected by (1) the non-cash revenue and expense recognition items, (2) the cost of funds of the property owner, (3) the impact of depreciation and amortization expenses as well as gains or losses from the sale of operating real estate assets that are included in net income computed in accordance with GAAP or (4) general and administrative expenses and other gains and losses that are specific to the property owner. The company believes the exclusion of these items from net income is useful because the resulting measure captures the actual revenue generated and actual expenses incurred in operating the company's properties as well as trends in occupancy rates, rental rates and operating costs. Cash NOI is a measure of the operating performance of the company's properties but does not measure the company's performance as a whole. Cash NOI is therefore not a substitute for net income as computed in accordance with GAAP.

Cash NOI is a non-GAAP financial measure of performance. The company defines cash NOI as operating revenues (rental income, tenant reimbursements, lease termination fees, ground lease rental income and other property income) less property and related expenses (property expenses, ground lease expense, property marketing costs, real estate taxes and insurance), adjusted for non-cash revenue and operating expense items such as straight-line rent, amortization of lease intangibles, amortization of lease incentives and other adjustments. Cash NOI also excludes general and administrative expenses, depreciation and amortization, interest expense, other nonproperty income and losses, acquisition-related expense, gains and losses from property dispositions, extraordinary items, tenant improvements, and leasing commissions. Other REITs may use different methodologies for calculating cash NOI, and accordingly, the company's cash NOI may not be comparable to the cash NOIs of other REITs.

About American Assets Trust, Inc.
American Assets Trust, Inc. is a full service, vertically integrated and self-administered real estate investment trust ("REIT"), headquartered in San Diego, California. The company has over 55 years of experience in acquiring, improving, developing and managing premier office, retail, and residential properties throughout the United States in some of the nation’s most dynamic, high-barrier-to-entry markets primarily in Southern California, Northern California, Washington, Oregon, Texas and Hawaii.  The company's office portfolio comprises approximately 4.1 million rentable square feet, and its retail portfolio comprises approximately 3.1 million rentable square feet. In addition, the company owns one mixed-use property (including approximately 94,000 rentable square feet of retail space and a 369-room all-suite hotel) and 2,110 multifamily units. In 2011, the company was formed to succeed to the real estate business of American Assets, Inc., a privately held corporation founded in 1967 and, as such, has significant experience, long-standing relationships and extensive knowledge of its core markets, submarkets and asset classes. For additional information, please visit www.americanassetstrust.com.

Forward Looking Statements
This press release may contain forward-looking statements within the meaning of the federal securities laws, which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: adverse economic or real estate developments in our markets; defaults on, early terminations of or non-renewal of leases by tenants, including significant tenants; decreased rental rates or increased vacancy rates; our failure to generate sufficient cash flows to service our outstanding indebtedness; fluctuations in interest rates and increased operating costs; our failure to obtain necessary outside financing; our inability to develop or redevelop our properties due to market conditions; investment returns from our developed properties may be less than anticipated; general economic conditions; financial market fluctuations; risks that affect the general office, retail, multifamily and mixed-use environment; the competitive environment in which we operate; system failures or security incidents through cyber attacks; the impact of epidemics, pandemics, or other outbreaks of illness, disease or virus (such as the outbreak of COVID-19 and its variants) and the actions taken by government authorities and others related thereto, including the ability of our company, our properties and our tenants to operate; difficulties in identifying properties to acquire and completing acquisitions; our failure to successfully operate acquired properties and operations; risks related to joint venture arrangements; on-going and/or potential litigation; difficulties in completing dispositions; conflicts of interests with our officers or directors; lack or insufficient amounts of insurance; environmental uncertainties and risks related to adverse weather conditions and natural disasters; other factors affecting the real estate industry generally; limitations imposed on our business and our ability to satisfy complex rules in order for American Assets Trust, Inc. to continue to qualify as a REIT, for U.S. federal income tax purposes; and changes in governmental regulations or interpretations thereof, such as real estate and zoning laws and increases in real property tax rates and taxation of REITs. While forward-looking statements reflect the company's good faith beliefs, assumptions and expectations, they are not guarantees of future performance. For a further discussion of these and other factors that could cause the company's future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the company's most recent annual report on Form 10-K, and other risks described in documents subsequently filed by the company from time to time with the Securities and Exchange Commission. The company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes.

Source: American Assets Trust, Inc.

Investor and Media Contact:
American Assets Trust
Robert F. Barton
Executive Vice President and Chief Financial Officer
858-350-2607